Exhibit 99.1

Jarden Corporation Rachel Wilson 914-967-9400 Investor Relations: Allison Malkin ICR, Inc. 203-682-8200 Press: Liz Cohen Weber Shandwick 212-445-8044

FOR IMMEDIATE RELEASE

Jarden Corporation Announces Pricing of $600 Million Private Offering of Senior Subordinated Convertible Notes

Miami, FL – March 12, 2014 —Jarden Corporation (NYSE: JAH) (the “Company”) today announced the pricing of $600 million in aggregate principal amount of Senior Subordinated Convertible Notes due 2034 (the “Convertible Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers an option to purchase up to an additional $90 million aggregate principal amount of the Convertible Notes.

The Convertible Notes will pay interest semiannually at a rate of 1.125% per annum. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. The conversion rate will be 13.3583 shares of the Company’s common stock (subject to customary adjustments) per $1,000 principal amount of the Convertible Notes, which is equivalent to a conversion price of approximately $74.86 per share, which represents a conversion premium of 22.50% to the closing sale price of $61.11 per share of the Company’s common stock on March 11, 2014.

The Company estimates that the net proceeds from the sale of the Convertible Notes will be approximately $585 million, after deducting estimated fees and expenses.

The Company intends to use the net proceeds to repurchase up to $250 million of shares of its common stock under its stock repurchase program, subject to availability, and the remainder for general corporate purposes, which may include repayment of debt.

The sale of the Convertible Notes is expected to close on March 17, 2014.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes or the shares of common stock issuable upon conversion of the Convertible Notes, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the consummation of the Company’s senior subordinated convertible notes offering and the intended use of proceeds from such offering. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.